Exhibit 99.1

Avigen Announces Management Change

Alameda, CA, January 10, 2006 - Avigen, Inc. (AVGN: NASDAQ) today announced that Thomas Paulson will be resigning as Vice President, Finance, Chief Financial Officer, and Secretary effective January 31, 2006.  Andrew Sauter, Senior Director of Financial Operations will be promoted to Vice President. Mr. Paulson will work with the company and Mr. Sauter to ensure a smooth transition.

Dr. Ken Chahine, Ph.D., J.D., Avigen's President and Chief Executive Officer, said, “We have been very fortunate to have had the benefit of Tom’s counsel and contributions for more than nine years. His commitment to Avigen’s growth is underscored by his contribution to securing $200 million in various equity financings, which continue to put us in a strong financial position as we enter 2006. We remain supportive of Tom’s personal and career interests and wish him every success in his new endeavors.”

Mr. Paulson commented, “It has been a rewarding experience being part of Avigen's management team for the past nine years. I have been particularly pleased to have been part of the significant transition the company has made in the past year and I look forward to building on that experience to help grow and develop other emerging companies.”

In announcing the promotion of Mr. Sauter, Dr. Chahine added, “Andy has worked closely with Tom since joining Avigen more than six years ago, and has done an excellent job overseeing our SEC reporting and Sarbanes-Oxley compliance. I have every confidence in Andy’s ability to provide sound financial leadership.”

Mr. Sauter joined the company in November 1999 as Controller. Prior to joining Avigen, Mr. Sauter worked with the capital markets trading businesses for BankAmerica Corporation and earned his CPA with Ernst & Young LLP.

About Avigen

Avigen is a biopharmaceutical company focused on unique small molecule therapeutics and biologics to treat serious neurological disorders, including neuropathic pain. Guided by a strong management team and supported by sound financials, Avigen's strategy is to build a robust pipeline through a combination of internal research, acquisitions, and in-licensing with the goal of becoming a fully integrated pharmaceutical company committed to its small molecule and biologics product development programs for serious neurological disorders. The company currently has in development preclinical candidates for neuropathic pain. The lead candidate in development, AV411 is a glial cell modulator with anti-inflammatory properties. An oral drug, it is approved outside of the U.S. for non-pain related illness. AV333 also acts upon neuropathic pain through glial cell attenuation. The compound's active ingredient is the potent anti-inflammatory protein, IL-10, delivered by intrathecal injection. Additionally, in development is AV513 for the treatment of hemophilia A and B which has the potential to be an orally delivered therapeutic. For more information about Avigen, consult the company website at www.avigen.com.

Investors Please Note

This news release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding Avigen's intention to build a product pipeline through internal development, acquisitions and in-licensing; to become a fully integrated biopharmaceutical company, and develop an orally delivered compound for the treatment of hemophilia. These statements are not a guarantee of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties are inherent in the items mentioned above as well as the development of Avigen's internal drug development programs. Actual results may also differ from those projected in forward-looking statements due to risks and uncertainties associated with the conduct of clinical trials and in Avigen's operations and business strategy. These risks and uncertainties are detailed in reports filed by Avigen with the Securities and Exchange Commission, including Avigen's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements contained in this new release are made as of this date and will not be updated.

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Contact:

Michael Coffee

Chief Business Officer

Avigen, Inc.

1301 Harbor Bay Parkway

Alameda, CA 94502

510-748-7372

mcoffee@avigen.com